                                   AMENDMENT
                                      TO
                                    BY LAWS
                                      OF
                                  BOLLE INC.



                  Article V, Sections 7, 8 and 9 of the Bylaws of Bolle Inc. (the "Corporation") shall be amended to read as follows:

                  1. Article V, Section 7 is hereby stricken in its entirety and the following new Article V, Section 7 is substituted in lieu thereof:

                     "SECTION 7. Chairman of the Board. The Chairman of the Board shall be an executive officer of the corporation and shall preside, if present, at all meetings of the stockholders and at all meetings of the Board of Directors and shall perform such other duties and have such other powers as from time to time may be assigned by the Board of Directors or prescribed by these Bylaws."

                  2. Article V, Section 8 is hereby stricken in its entirety and the following new Article V, Section 8 is substituted in lieu thereof:

                     "SECTION 8. Vice Chairman of the Board. The Vice Chairman of the Board shall, at the request of the Chairman of the Board or in his absence or disability, perform the duties of the Chairman of the Board and when so acting shall, have all the power of, and be subject to all restrictions upon, the Chairman of the Board and shall perform such other duties and have such other powers as from time to time may be assigned to him by the Chairman of the Board or prescribed by these Bylaws. In the event of a vacancy in the office of the Chairman of the Board, the Vice Chairman of the Board shall thereupon serve as the Chairman of the Board until the next annual meeting of stockholders and until a successor is duly elected and qualified."

                  3. Article V, Section 9 is hereby stricken in its entirety and the following new Article V, Section 9 is substituted in lieu thereof:

                     "SECTION 9. Chief Executive Officer. The Chief Executive Officer shall have general direction of the affairs of the Corporation and general supervision over its several officers, subject, however, to the control of the Board of Directors and the Chairman of the Board, and in general shall perform such duties and, subject to the other provisions of these Bylaws, have such powers incident to the office of Chief Executive Officer and perform such other duties as from time to time may be assigned to him by the Board of Directors or the Chairman of the Board."

                  4. Except as amended herein, the Bylaws shall remain unmodified and in full force and effect.



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                  The undersigned, hereby certifies that the above amendments were duly adopted by the unanimous written consent of the Board of Directors dated March 11, 1998.



                                          Signed this 11th day of March, 1998


                                          /s/ Desiree DeStefano
                                          -----------------------------------
                                          Name:  Desiree DeStefano
                                          Title: Vice President